Exhibit 99.1

G. Richard (“Rick”) Wagoner Elected a Director of

The Washington Post Company

WASHINGTON—June 10, 2010—The Washington Post Company (NYSE: WPO) announced today that G. Richard (“Rick”) Wagoner has been elected to the Board of Directors. His election increases the Company’s board to 11 members.

Wagoner retired from General Motors Corporation in August 2009 after a 32-year career. He served as GM chairman and chief executive officer from May 2003 through March 2009 and had been president and chief executive officer since June 2000. Other positions he held at GM include: president and chief operating office; executive vice president of GM and president of North American Operations; executive vice president, chief financial officer and head of worldwide purchasing; and president and managing director of General Motors do Brasil.

Wagoner attended Duke University, where he was elected to Phi Beta Kappa, and graduated summa cum laude in 1975 with a bachelor’s degree in economics and management science. He received a master’s degree in business administration from the Harvard Business School in 1977.

Wagoner is vice chair of the Board of Trustees of Duke University and a member of the Board of Dean’s Advisors of the Harvard Business School, Duke’s Fuqua School of Business Advisory Board and the Detroit Country Day School Board. He is a member of The Business Council and the Mayor of Shanghai’s International Business Leaders Advisory Council.

He was born in Wilmington, DE, on February 9, 1953, and raised in Richmond, VA.

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Press Contact:

Rima Calderon

(202) 334-6617

calderonr@washpost.com